Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

NRC HEALTH PROVIDES BUSINESS UPDATE

TRCV surpasses $152 million, increasing 6% from the end of 2025 and 13% year-over-year

LINCOLN, Nebraska, March 4, 2026 — National Research Corporation, dba NRC Health, (NASDAQ: NRC), a leader in healthcare experience improvement solutions, today announced that it has surpassed $152 million in Total Recurring Contract Value (TRCV) as of March 4, 2026, representing an all-time high in the metric for NRC Health.

TRCV represents the amount of revenue projected to be recognized over the next 12 months from renewable contracts and is calculated consistent with the definition previously disclosed in the company’s periodic reports filed with the Securities and Exchange Commission.

“This TRCV milestone reflects the confidence our health system partners place in NRC Health and the continued expansion of our long‑term relationships,” said Trent Green, Chief Executive Officer of NRC Health. “We believe our platform, which connects the voice of the consumer to decision‑making across the healthcare journey, is increasingly critical to our customers’ growth and operational strategies.”

The TRCV milestone announced today does not reflect the company’s complete financial results for the quarter ended March 31, 2026.

About NRC Health

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know the patients, families, consumers, employees, and communities they serve on a human level. Guided by its uniquely empathic heritage, human-centered approach, unmatched national market research, and emphasis on consumer preferences, NRC Health is transforming the healthcare experience, creating strong outcomes across the healthcare journey. For more information, email info@nrchealth.com, or visit www.nrchealth.com.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” “focus,” “potential,” “will,” derivations thereof, and similar terms and phrases. In this press release, the statements related to future dividends are forward-looking statements. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2024, and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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